Exhibit 99.2
NY MAGIC, INC.
Moderator: George Kallop
May 6, 2008
9:00 a.m. ET

Operator:	Good morning, my name is Cassandra, and I will be your conference operator today. At this time I would like to welcome everyone to the New York Magic first quarter conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer session.

If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

Any forward looking statements concerning the company’s operations, economic performance and financial condition contained herein including statements related to the outlook of the company’s performance in 2008 and beyond are made under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates, which inherently are subject to uncertainties and contingencies many of which are beyond the control of the company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include but are not limited to the cyclical nature of the insurance and reinsurance industry, premium rates, investment yield, estimation of loss reserves and loss reserve development, net loss retention and the effect of competition, the ability to collect reinsurance receivables, the availability and cost of reinsurance, changes in the ratings assigned to the company by rating agencies and other reinsurance uncertainties as included in the company’s filings with the Securities and Exchange Commission. These risks could cause financial results of the 2008 year and beyond to differ materially from those expressed in any forward looking statements made. The company undertakes no obligation to update publicly or revise any forward looking statements made. Thank you.

George Kallop:	Thank you. Good morning, everyone. This is George Kallop. I have with me on the telephone this morning, George Trumbull, our Chairman, William “Skip” Shaw, our Vice Chairman, Tom Iacopelli, our Chief Financial Officer, Paul Hart, our General Counsel, and Bill Michaelcheck, Chairman of Mariner Investment Group, our investment advisor.

This morning, I would like to make some brief comments on first quarter results. Then I will ask Skip Shaw and Bill Michaelcheck to provide some additional details on our investment portfolio. Afterwards, we will be happy to answer any questions you may have.

In summary, the company’s insurance operations performed quite well during the first quarter of 2008. But the company’s investment portfolio suffered considerably as a result of the recent unsettled financial markets. As a function of this, the company reported a major loss.

The company reported a net loss for the three months ended March 31, 2008 of $29.7 million, or $3.42 per diluted share, compared with net earnings of $7.5 million or 82 cents per diluted share in 2007. This loss resulted from two principal factors. First, net realized investment losses were $21 million or $2.41 per share for the first quarter of 2008 compared with net investment gains of $172,000 or two cents per share in 2007. Secondly, net investment income or loss totaled a loss of $13 million for the first quarter of 2008 as compared with net investment income of $11.9 million for the same period in 2007. It was, to say the least, a very poor quarter in spite of some good results in insurance operations.

With regard to insurance operations, gross premiums written during the first quarter of 2008 totaled $71.6 million, compared with $68.6 million during the first quarter of 2007. This was a 4% increase year-over-year. Our ocean marine segment decreased by 13%. Within this category however, marine liabilities, our most profitable line, showed increases while decreases were recorded in hull, energy and cargo. The inland marine fire segment declined marginally by 1%. Decreases in property business were largely offset by increases in surety business.

The other liabilities segment increased by 16%. This was largely due to increases in the excess workers’ compensation and casualty lines. Overall it was quite a good result. We were pleased to record an increase in gross written premium while maintaining our underwriting discipline.

Net premiums written during the first quarter of 2008 totaled $59.9 million compared with $53 million during the first quarter of 2007. This was an increase of 13%. Ocean marine net premiums declined only 3%, a decline that was moderated by reduced reinsurance costs and the effects of our 80% quota share treaty covering our reduced energy business. Inland marine/fire net premiums declined by 3%, generally in line with declines in gross premiums. Other liability net premiums increased by 23%, largely due to the previously mentioned increases in workers’ compensation and casualty business.

Net premiums earned for the first quarter of 2008 totaled $44.9 compared with $39.7 million for the first quarter of 2007. This was an increase of 13%. Ocean marine net premiums earned declined 5%, whereas inland marine fire increased by 24%, and other liabilities increased by 29% over last year. Overall it was a very good result.

As I mentioned during our recent calls, we have seen reduced rates in many lines. But we have elected to maintain underwriting discipline in the face of this. We are willing to lose business rather than write unprofitable business. During the first quarter of 2008, our loss ratio totaled 57.9%. This was a small increase over our loss ratio at 55.1% during the first quarter of 2007, but our loss ratio remains well within acceptable limits. This increase largely resulted from two factors. First, the company benefited from $1 million of favorable loss development during the first quarter of 2008 compared with $1.4 million of favorable development during the same period of 2007. Secondly, our mix of business has been significantly affected by increases in our workers’ compensation line. While loss ratios tend to be somewhat higher in this line than some others, the payout of losses usually extends over a much longer period of time.

The company’s combined ratio for the first quarter of 2008 was 99.4%, versus 97.8% during the first quarter of 2007, with increases in the loss ratio more than offsetting declines in the expense ratio during the first quarter of 2008. We continue to look for new avenues of premium growth as a means to reduce our expense ratio and enhance profitability. Along these lines, we were pleased to announce the purchase of a book of professional liability business oriented to insurance agents and brokers as well as the formation of MMO Agencies during the first quarter of 2008. MMO Agencies will focus on generating additional premium growth through a network of general agents with binding authority subject to underwriting criteria established and monitored by our own staff. We are enthusiastic about the future prospects for these lines of business.

Turning to the investment side, it is obvious we had a tough go in the first quarter of 2008 as I said earlier. In a few minutes I will ask Skip Shaw, our Vice Chairman, and Bill Michaelcheck, Chairman of Mariner Investment Group, our investment advisor, to provide an overview of investment results.

Before I do however, I would like to make several comments. First, the bulk of our investment losses during the first quarter of 2008 arose from a reduction in the market value of the investments we hold. They did not arise as a result of selling these securities. We continue to believe that these investments are intrinsically solid, but we carry these assets at market value, and we have done so using realistic market valuations. Secondly, the company still owns these securities. As a result, if market values recover as financial markets stabilize, the company will benefit from the recovery of these values. Third, all of our fixed income and preferred stock investments continue to pay principal, interest and dividends as they become due. These securities are not impaired from a credit point of view. And lastly, as a result of these write-downs, the effective yield on these assets has risen substantially.

I would now like to ask Skip and Bill to comment on our investments.

William Shaw:	Good morning. I think what we would like to do is go through the details of the investment portfolio, and give you a somewhat complete description of where we stand. When I am through, Bill will give an overview of the financial landscape.

To reiterate what George mentioned, the past year in the financial markets has been influenced by unprecedented developments, really a once in a generation dislocation, particularly in March, where we all looked at the abyss. But with the unprecedented liquidity provisions by the Federal Reserve and a 325 basis-point reduction in interest rates, we believe that we have reached the point of impasse if you will, and have achieved some sense of stability in the financial landscape, albeit tenuous.

The second thing I would like to note is that, as George said, all our securities are marked-to-market very conservatively. I point that out, because we take the market gains and losses through our income statement, which is different than most of our competitors, who classify their securities as held to maturity as opposed to trading. As a result, our quarterly investment results will be much more volatile than most of our competitors. We do this because we believe it is the most conservative and transparent way to present our investment portfolio.

Lastly, I would like to mention that despite the substantial mark-to-market losses in March, as of the end of April, the market has recovered quite meaningfully. Based on independent dealer marks at the end of April, we have recouped over half the losses we suffered in March.

Specifically, we own about $90 million in preferred stocks, all rated AA. These are in basically financial services companies, where in our opinion there are no circumstances where credit would be impaired. These institutions are so-called “too big to fail.” We have purchased these preferred stocks at gross yields of around 8 1/2%, and because of the special tax treatment that the dividends receive, the taxable equivalent yields on these preferreds are about 11 5/8%.

We have about $100 million in municipal securities. The average rating on these securities is AA. The purchase yield on these securities is 4.83%, and the taxable equivalent yield on these securities is 7.43%.

In addition, we employed a hedge against the munis when we bought them. We employed this hedge, because we didn’t like the absolute level of rates. That hedge has performed quite well in the month of April.

We have $130 million in hedge funds. The hedge funds, as with the rest of financial markets, underperformed in the first quarter. On balance, the hedge funds suffered a loss of 3% during the first quarter. Just as an aside, that compares with a decline of 9.2% in the S&P. However, in April the hedge funds have recovered as have other financial asset classes. And, we’re looking at a positive month in April.

We have $90 million of market value in so-called super senior notes, which are participations in pools of Alt-A mortgages. This is the part of the portfolio which has been most adversely impacted over the past three months, and again in April, this part of the portfolio has recovered most significantly. I should point out that, and to reinforce what George said, where we have these securities marked on our books, the yields are in the low to mid teens.

In terms of specific recovery amounts, in April the preferred stock portfolio has recovered by $1 million. The municipal portfolio has recovered by over $2 million. The hedge on the municipal portfolio has gained $2 million. The hedge fund basket, as I mentioned, has improved. It’s too early to get precise estimates, but I would guess it is up somewhere between 50 and 100 basis points in April. The super seniors have recovered about $10 million for a total of about a $15 million recovery.

The other components of the portfolio include a $20 million investment in an ETF financial SPDR. It is an exchange traded fund composed of the largest financial institutions. That investment is slightly above its cost.

We have a $43 million investment in the Tricadia fund. This is our structured products group. Tricadia has, in turn, a $30 million investment in Tiptree. Tiptree, as you know, was originally designed to create and structure CDO, and CLO products. That business, certainly on the CDO side is dead, and the CLO business is certainly on hold for a while. As a result, the capital in Tiptree is 80% in cash. Nonetheless, through opportunistic trading, in the September through December quarter, as we mentioned on the last call, Tiptree earned 11%, and for the first quarter of this year January through March, Tiptree will report return of 12%.

Further, we have about $20 million in senior bank loans. Where these are on the books, the yield is 11.7%.

We have a $10 million investment in Capmark, which is the General Motors commercial loan business that we purchased in conjunction with Goldman Sachs, KKR, and Five Mile Capital.

Lastly, to round out the portfolio, we have $100 million in cash, or $11.50 a share.

I would recap by saying that despite the unprecedented turmoil, particularly in March, the markets in our view have reached some sense of stability, again, albeit tenuous. It is important to note, that even though we have recovered half the unrealized loss that we suffered in the first quarter, that is not to say that another shoe could drop and we could give some, if not all of that improvement back. But having said that, our securities are not credit impaired. There is virtually no possibility that they will become credit impaired. They are all investment grade, AA to AAA rated, and over time, with the yields that we have them on the books, the investment portfolio should perform quite well. But again, I must remind you, that we have taken, in contrast with most of our competitors, a very, very conservative approach to valuation. Not only in actual pricing, but in running the entire investment portfolio through the earnings statement. As a consequence, the volatility of our earnings will be meaningfully more volatile than those of our competitors.

Now I would like to turn it over to Bill to give a 30,000-foot view of the financial landscape.

Bill Michaelcheck:	As Skip pointed out, as he reads through our investment holdings, our strategy for NYMAGIC has been, and is, to buy what we perceive as the highest quality part of the asset classes that have been troubled. For example, the mortgage-backed securities. We have chosen to buy for the company the super senior pieces of Alt-A mortgages. Obviously, we bought them too early, but we have chosen to buy them because we believe that their subordination, meaning the amount of support, credit support that is below these investments, is so substantial that the probability of any principal loss or loss of interest to the maturity of the bonds is low. Certainly it could happen, but we think it is very low. So we wanted to take advantage of an asset class that was troubled, but to buy the very best piece.

We have taken the same strategy in our preferred stocks. We all have seen these big financial institutions, including the government sponsored agencies, come to market with preferred issues, and convertible preferred and so forth. We have chosen to buy a basket of preferreds in the giant so-called too big to fail area. These are yielding substantial dividends, particularly given the tax benefit that a corporation receives from the dividend. We have taken the same point-of-view in the municipal bond market, which is in turmoil, as you all know; somewhat less turmoil than it was a month ago, but because of the failed auctions that have been going on, we saw an opportunity to buy municipal bonds for NYMAGIC, which we did. Those showed losses in March, but as Skip said, they largely came back in April.

Then we have a diversified basket of hedge funds that are down, in line with the hedge fund industry, but because they are indeed hedged and diversified, they are down less than some other markets, the equity markets, and the mortgage markets and so forth.

So our strategy continues to be to buy what we expect to be the best assets, the most conservative assets, in the asset classes where there is turmoil and dislocation. We think over time this is going to do well for NYMAGIC.

In terms of the market, we all have seen what happened in March. It was truly a liquidity crisis we had never seen before. In April, things have calmed down substantially, although there is still a lot of nervousness, and I think we would be the last ones to say that we think it is over. But, we do think that the risk of insolvency of these big financial institutions has been greatly reduced, because of the activities of the Federal Reserve Bank and the Treasury. We think we are now in a period of more traditional recession with credit issues and the kinds of things that we have seen in our careers, such as 1990, ’89, ’99, ’91, where you had a lot of dislocations, reorganizations and so forth. We are hoping that will be an attractive period for our hedge fund portfolio, and we think that our loan portfolio, the mortgages, the preferred stock, et cetera will perform normally during this period.

After such a quarter, I don’t want to say we’re optimistic, but we think we have come through this. We like the portfolio we have. We wish we had not bought it so early, but we are now, given the prices where it is marked in the market, comfortable with it.

George Kallop:	Thank you, Bill and Skip. We’re now ready to take questions from anyone who may have them. Before we do though, I would like to make a couple more comments.

We always appreciate shareholder input. We’re always happy to have dialogue either on these calls, or in fact, feel free to call the management of the company at any time. During the last call, there was conversation involving a Mr. Gad and Mr. Shaw discussing preferred stock. Quite frankly, it led to a misunderstanding. There was an implication created that perhaps Mr. Gad had made an incorrect statement. We followed up after that call with Mr. Gad and with Mr. Shaw to ensure that we did not have a misunderstanding, which we did not. I just wanted to extend an apology to Mr. Gad for any implication that his statement was incorrect. It turned out that both Mr. Gad and Mr. Shaw were entirely correct, they just happened to be talking about different things. Mr. Shaw was focused on tax effective yield. Mr. Gad was discussing effective tax rates, and it so happened the percentages were close enough that it led to a misunderstanding. So our apologies to Mr. Gad.

At this point I would like to open it up to questions from anyone who is listening in.

Operator:	At this time, if you would like to ask a question, please press star then the number one on your telephone keypad. We will pause for just a moment to compile the Q&A roster. Your first question comes from Mahen Kanakiya.

George Kallop:	Good morning.

Mahen Kanakiya:	Good morning. I have two questions. I will ask one-by-one. Could one purchase more of those securities when the price of those securities goes down? I would like to know your thoughts on using cash to purchase those securities if they will give excellent after tax return yields. And I would like to know how much cash is deployed after the end of the quarter.

George Kallop:	I am not sure I completely understood your question.

Mahen Kanakiya:	I would like to know if the company has plans to deploy its cash to buy those securities because price is going down?

Bill Michaelcheck:	This is Bill Michaelcheck. I’ll answer that question. We still have approximately the same amount of cash that we did at the end of the quarter. I think we find our portfolio very attractive at the current prices, as we said. However, the volatility was larger than we expected, and we were surprised by the volatility. Because of that, I think that we will likely deploy the remainder of the cash in less volatile instruments. I think that this level of volatility was higher than we expected, and we’re not planning to deploy the additional cash in instruments that would be so volatile. So I think that we’ll probably take a more conservative approach. Not necessarily holding cash, but holding instruments that are likely to have low volatility.

George Kallop:	At the end of March, we had $111 million in cash, and we still have almost that much. We have got about $97 million as of this morning, and as Bill said, there are incredibly attractive investment opportunities still existing in the market in many asset classes. With this next $100 million, or over $11 a share in cash, we want to deploy it, but judiciously and slowly as we see unique opportunities arise.

Mahen Kanakiya:	The next question is, you founded MMO Agencies to provide binding authority for general agents. Now, when one company gave binding authority to a managing agent it suffered big losses on that business. Finally, I would like to know your thoughts about how MMO Agencies will be protected from this exposure to binding authority?

George Kallop:	Let me step back for a minute and explain to you that during the past four-plus years at this juncture, one of the major drivers of our business, which is evident in our numbers, is the growth of the other liability book of business. Much of that book of business was developed by developing business relationships with outside agents and program managers. We do a lot of that in the professional liability area. More recently, we have done it in the workers’ compensation area. We have successfully developed that business by a couple of factors. One, carefully choosing our business partners. Two, motivating those business partners with profit incentives to ensure they develop a profitable book of business. Most importantly, we do not simply hand over the underwriting authority to them. These groups are given specific limits and criteria for underwriting that are carefully laid out in a lengthy agreement. They are required to adhere to that. We do periodic audits on them to ensure compliance, and our success in doing that is proven with the success we have seen in the other liability segment. In terms of going forward with MMO Agencies, the intent is simply to expand on this business model and to be careful in the selection of the agents we deal with.

MMO Agencies is staffed with some very experienced insurance experts. I think the combined experience of the three principal gentlemen is 100 years. They have lengthy experience in the general agent area, so we have a great deal of confidence in them. We also intend to lay out carefully as we have done in the past, underwriting criteria that the agents must comply with, and to follow that up with audits. Therefore, I think this is a well controlled book of business and a prudent growth path. It is clear that in the past, others have done things poorly and not done well, but that can apply to insurance generally. I think our track record speaks for itself. We have done this successfully. We have shown we can do it successfully, and this is simply a continuation and expansion of that.

Mahen Kanakiya:	Thank you for your answer.

Operator:	Your next question comes from the line of Mark Dwelle from Ferris, Baker Watts.

George Kallop:	Good morning, Mark.

Mark Dwelle:	My question is really mainly a numbers question. Within the investment income loss of $13 million, can you quantify what portion was mark-to-market related adjustments as compared anything else. What I am trying to get at is what the run rate of that portfolio might have looked like if you distill out the portion that is mark-to-market.

George Kallop:	Skip, you want to take that one?

William Shaw:	I think. Is Tom there?

Tom Iacopelli:	Yes. I have some numbers for you, Mark. First of all, we reported a loss on the hedge position that Skip spoke about earlier. That was approximately $4 million in the first quarter. Additionally, the exchange traded funds, which is an investment in an SPDR was also down about $2 million in terms of unrealized losses. Additionally, our preferred stock portfolio had unrealized losses of about $3.5 million. The next item would be the middle market debt; we had unrealized losses of about $1.5 million on that run through the income statement. The last item would be our municipal bond portfolio, which is also included in trading. The unrealized losses there were about $3.5 million.

Mark Dwelle:	That is very helpful. You commented in the press release that within the realized gains and losses line item, you had an other than temporary impairment. Could you break out that portion as compared to what would be the regular trading losses or gains realized in the quarter?

Tom Iacopelli:	We reported about $32 million in realized losses. I would say substantially all of that is attributable to the markdown on the super senior position. We only had a small position in other securities.

Mark Dwelle:	To clarify that, the other than temporary and permanent related to the super senior securities. Those were the ones that you didn’t really sell any or very many of them in the quarter. They were carried at around $130 million at the end of the year, so now they would be roughly $30 million less than that at the March 31 date.

Tom Iacopelli:	Correct. Our super senior position in terms of actual holdings is now marked at about $99.2 million at March 31st, and that reflects about a $32 million decrease in market value from the values we reported at December.

Mark Dwelle:	I want to clarify one last comment. Skip went through some of those positions, and the improvement that some of them had had, as of and through April 30th. Appreciating the fact that, obviously, this will change between now and June, had we closed the books on April 30th, those would be the sort of improvements in value that would have run through the income statement had we been reporting as of April 30th. Is that correct?

George Kallop:	Yes.

Mark Dwelle:	Those are my questions, thank you.

George Kallop:	Thanks, Mark.

William Shaw:	George, I would like to add one comment on the concept of otherwise temporarily impaired. From an accounting standpoint, I want to stress that doesn’t mean that it is a credit issue. What it means is a timing issue. If the CPA believes that it will be longer than some undefined time period before market value recovers, they have the option of classifying that as other than temporarily impaired. It is not a question of a credit issue, it is a timing issue.

George Kallop:	I think it is, in part, timing, and it is clearly a factor of market valuation, so we have adopted, as we have said many times on this call already, what we think is a conservative view and a very realistic valuation level for these securities. It is probably best left at that. Next question.

Operator:	Your next question comes from the line of Amit Kumar from Fox-Pitt, Kelton.

George Kallop:	Good morning, Amit.

Amit Kumar:	Going back to the press release. Looking at the buyback number, I am just wondering if there was any specific reason why you were not more aggressive based on where the stock has been.

George Kallop:	The principal factor that we labor under, quite frankly, is a blackout requirement, where we operate under a blackout period that commences at the close of the quarter. That really precludes the company exercising discretion about the amount of the price that you are going to buy back stock at. So for most of the first quarter, we were laboring under a blackout. We did have a plan in place and instructions in place to purchase securities at a certain level, and quite frankly, it didn’t dip below that level, so we didn’t buy any until after the blackout period ended.

Amit Kumar:	So did you just say it did not dip below a certain level in terms of stock price?

George Kallop:	In terms of the formula that would have triggered the buyback during the blackout period. There is a technique you can employ that others have employed, where you can lay out the criteria under which you will purchase stock during a blackout period, but you need to establish that criteria before the commencement of the blackout period, and it extends through the blackout period. I hope I am clear.

Amit Kumar:	Yes. So I guess it would be fair to say that now since those criteria have been established, you will be more aggressive we will see more buybacks going forward, right?

George Kallop:	Yes.

Amit Kumar:	That is helpful. Secondly, going back to the premiums, and I know you talked about the excess comp book growing, could you break out the dollar number as to how much of the premiums came from that?

George Kallop:	Sure. We had about $24.8 million in excess workers’ comp premium the first quarter of 2008 compared to about $19.6 million in gross excess workers’ comp premium for the first quarter of 2007. In terms of net premiums, the first quarter of 2008 we have about $23 million in excess workers’ comp premium. For the first quarter of 2007 we had about $16.5 million in net excess workers comp premium.

Amit Kumar:	In terms of this book, what is the target here? What is the goal here? How much can the book grow or, what is the size where you say, OK, if you have grown so much, I think we are OK here.

George Kallop:	There is no hard and fast goal, but I suspect that something on the order of magnitude of $50 million-ish is probably about the right number for now.

Amit Kumar:	So that is $50 million plus $25 million, or is that $25 million plus ...

George Kallop:	It would be $50 million including the $25 million.

Amit Kumar:	Got it. That is very helpful. Finally, just going back to the discussion on the investment income, I was trying to jot down some of the numbers. Perhaps I missed it, but I think you mentioned a $15 million recovery number, right? I am trying to figure out is that $15 million comparable to the investment income loss, or what is that number when you are talking about that?

George Kallop:	Tom, you might want to answer that, I think.

Tom Iacopelli:	I think it is a combination of the increase in market value on the super seniors as well as increase in market values on the preferred stocks and exchange traded funds. Our hedge position also showed improvements in the month of April. So it is really our entire portfolio.

Amit Kumar:	So you are saying that if I add the $15 million loss, and then I add back the $21 million loss, this $15 million is comparable to the sum of those two numbers, is that right?

Tom Iacopelli:	In terms of losses in the income statement, we have reported that the $32 million, that was primarily attributable to the super seniors, that has rebounded about maybe $9 or $10 million as Skip has pointed out. Of the $13 million that was reported as net investment loss, within that figure, about $6 million or so would have rebounded in the month of April. That would not include the returns on the hedge fund portfolio, which I believe were up 50 basis points or so in the month of April.

Amit Kumar:	OK, that is the number I was looking for. Thanks so much.

Operator:	Your next question comes from Alper Sungur from Sidoti.

George Kallop:	Good morning, Alper.

Alper Sungur:	Good morning. What was the invested income stream from Tricadia in the first quarter?

Tom Iacopelli:	We had, all in, about $300,000 from Tricadia. This would compare to about $2.9 million for the first quarter of last year.

Alper Sungur:	So the hedge fund basket had a loss of $3.3 million?

Tom Iacopelli:	Correct.

Alper Sungur:	And how many total hedge funds were there at the end of the first quarter, the number?

George Kallop:	Skip, do you have that number? It is rounded at two dozen, I think.

William Shaw:	It is 26 in the insurance subsidiaries; in addition, the holding company has two hedge funds, Voyager and Tricadia. So, 28 in total.

Alper Sungur:	Twenty-eight. And how many of them would you say are performing according to your investment standards at this point?

William Shaw:	I would say roughly two-thirds. If you have looked closely, the hedge fund basket has actually been decreasing as a percentage of the overall investment portfolio. That is due to intended attrition to weed out some of the underperformers, and then reevaluate some new prospects.

Alper Sungur:	So two-thirds of that 28 is performers?

William Shaw:	Performing as we had expected. That doesn’t necessarily mean they were profitable every month. But ...

Alper Sungur:	How many would you say were profitable at the end of first quarter 2008?

William Shaw:	At the end of – I don’t have that in front of me. I – we can certainly get it for you.

Alper Sungur:	Sounds fair. Also let me switch to the fourth quarter 2007 earnings release. You provided guidance for potential write downs for the first quarter of 2008 of over roughly $24 million on the RMBS, is that correct?

William Shaw:	I think that is roughly that number.

Alper Sungur:	And then between the March 6th earnings release and the March 31st there were another $8 million of write downs.

William Shaw:	It continued to deteriorate during March.

Alper Sungur:	Yes that is right, and there were no such guidance provided in the second quarter earnings release. What is the rationale behind that?

George Kallop:	You mean the first quarter press release.

Alper Sungur:	Yes. I mean there is no such guidance provided for going forward to into the second quarter 2008.

George Kallop:	As a part of the year-end audit process, we went through an extensive portfolio analysis in terms of finalizing our audited numbers. This was not a process we went through with regard to the numbers that are being talked about today. Quite frankly, I want to add that there are a lot of numbers being bandied about. Clearly the markets have improved, but I caution everyone, these have not been as thoroughly gone over with multiple quotes as were the numbers for the year-end. These are based on a market source deemed reliable, but they should be viewed as a general statement and not as specific so many dollars of this, and so many dollars of that. Clearly these numbers are going to move around before the end of the second quarter.

Tom Iacopelli:	Also Alper, we reported in our 10K the latest decline in market value on the super seniors. I believe we reported it was down about $30 million or so at the time we filed our 10K, which was almost a week after we announced our fourth quarter press release.

Alper Sungur:	All right. Thank you very much.

Operator:	Again, I would like to remind you in order to ask a question, please press star one on your telephone keypad. You have a follow-up question from the line of Mahen Kanakiya.

Mahen Kanakiya:	I am trying to contact many times your investor department, but it is very difficult to get a hold of somebody who can answer the question. So what do I do? Like how to contact your investor department. What is the phone number?

George Kallop:	I think your best solution is to call Tom Iacopelli, our Chief Financial Officer directly. He would be happy to speak with you.

Mahen Kanakiya:	Thank you very much.

Operator:	There are no further questions at this time.

George Kallop:	I want to thank you all for participating in our earnings call this morning. Hopefully, you have gotten a good feel for our overall operations. I think it is fair to say in summary that the insurance side had a very successful first quarter and we are optimistic about the future. I think you also heard that we are comfortable with our investment portfolio. Clearly we are all disappointed with the results in the first quarter, but there is room for some optimism, and some of that reason was evidenced in the April period.

I look forward to speaking to you all again with regard to our second quarter results. Thanks.

Operator:	This concludes today’s conference call. You may now disconnect.
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